BUSINESS INCUBATION SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 1st day of March, 2020.

AMONG:

INCUBARA CAPITAL CORP., a company incorporated under the laws of British Columbia having its registered and records offices at 6th Floor, 905 West Pender Street, Vancouver, BC, V6C 1 L6

("lncubara")

OF THE FIRST PART

AND:

Bios Energy Corp, of 511-9 St NE, Calgary Alberta, Canada T2E 4K4.

(the "Client")

OF THE SECOND PART

WHEREAS:

A.Incubara is in the business of identifying entrepreneurs, developers, and corporations with disruptive technologies in a wide range of industries including green Tech.

B.The Client has a unique technology for organic oil recovery, “OOR”the “Technology”); and

C.The Client has requested the Incubara provide funding for the development of the Technology and provide incubator services to the Client as described in this Agreement.

NOW THEREFORE in consideration of the foregoing and of the mutual covenants hereinafter provided in this Agreement the parties have agreed and do hereby agree as follows:

1.Incubara has provided funding in the amount of $1,000,000 CAD to the Client to acquire common shares representing 32% of the issued and outstanding common shares of the Client.

2.During the currency of this Agreement, the Client shall pay Incubara a management fee of $1,000 per month effective the date of further funding or listing on a stock exchange, in consideration of Incubara providing the services described in paragraph 3 of this Agreement.

3.Incubara will provide the following services to the Client:

a.business and structuring advice;

b.introductions to Incubara network of service providers – legal, accounting, transfer agent and investment dealers;

c.advice on financial and fundraising matters;

d.advice on technology development

e.introduction to Incubara technology service providers - IP service providers, programmers and developers;

f.introduction to Incubara marketing advisors; and

g.providing Chief Financial Officer services to Client.

4.If the Client is a corporation, Incubara shall be entitled to have one representative of Incubara (the “Incubara Representatives”) appointed to the Board of Directors of the Client and the Client agrees to take all steps within its power to ensure the Incubara Representatives remain on the Board of Directors during the currency of this Agreement.

5.The Client will indemnify and hold harmless the Incubara Representatives from any and all liabilities incurred by them as a result of them acting as directors and/or officers of Incubara to the maximum amount permitted by the corporate legislation applicable to the Client.

6.The Incubara Representatives will be entitled to receive compensation as directors and officer of the Client including participation in any stock option or similar program.

7.The Client agrees that during the currency of this Agreement, the Client shall not issue any additional equity shares or securities exercisable to acquire equity shares of the Client without notifying Incubara and giving Incubara the right, exercisable for 30 days, to acquire such portion of securities issuance as is necessary for Incubara to retain its percentage of voting and equity interest in the Client (the “Pre-Emptive Right”);

8.During the currency of this Agreement the Client shall not enter into any amalgamation, merger or business combination or similar transaction without the prior written approval of Incubara.

9.During the currency of this Agreement the client shall not enter into any transaction involving the disposition of any intellectual property of the Client, or grant a security interest over any intellectual property, without the prior written consent of Incubara.

10.This Agreement may be terminated at any time by Incubara and on 60 days notice by the Client (the “Termination”). In the event the Client shall terminate the Agreement any amounts due to Incubara under this Agreement prior to the date of termination shall be paid to Incubara together with the Notice of Termination.

11.Notwithstanding the Termination of the Agreement the Pre-Emptive Right shall continue in effect until 12 months following Termination

12.Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by overnight courier, addressed to Incubara at its then principal office, or to the Client at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 10.

13.Notices shall be deemed given when delivered.

14.This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and each party hereto adjourns to the jurisdiction of the courts of the Province of British Columbia.

15.This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

16.No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

17.A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

18.This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

19.This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

INCUBARA CAPITAL CORP.

 "Geoff Watson"

By:

Authorized Signatory

Bios Energy Corp.

By:  "Michael Hartley"

Authorized Signatory